Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

SURMODICS, INC.

(as Buyer)

AND

THE SHAREHOLDERS OF NORMEDIX, INC.

(as Sellers)

AND

Gregg Sutton

(as Sellers Agent)

Dated as of January 8, 2016

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE OF SHARES		1
1.1	Generally	1

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENTS		1
2.1	Purchase Price	1
2.2	Closing Payment	2
2.3	Adjustment for Net Working Capital	2
2.4	Contingent Consideration	4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF		4
3.1	Organization; Authorization of Transactions	4
3.2	No Notice or Approval	4
3.3	Non-contravention	4
3.4	Claims and Proceedings	5
3.5	Brokers’ Fees	5
3.6	Shares	5

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF		5
4.1	Organization, Qualification, and Corporate Power	5
4.2	Capitalization	6
4.3	No Subsidiaries	6
4.4	Non-contravention	6
4.5	Brokers’ Fees	6
4.6	Certain Assets	6
4.7	Products	7
4.8	Financial Statements; Records	7
4.9	Recent Events	8
4.10	Undisclosed Liabilities	9
4.11	Legal Compliance	10
4.12	Tax Matters	12
4.13	Real Property	14
4.14	Intellectual Property	16
4.15	Contracts	19
4.16	Accounts Receivable	20
4.17	Powers of Attorney	20
4.18	Insurance	21
4.19	Litigation	21
4.20	Product Warranty	21
4.21	Product Safety; Product Liability	21
4.22	Employees	22
4.23	Employee Benefits	23
4.24	Guaranties	25
4.25	Environmental, Health and Safety Matters	25
4.26	Certain Business Relationships with	26
4.27	Customers and Suppliers	26
4.28	Anti-Corruption	26

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SURMODICS		27
5.1	Organization of SurModics	27
5.2	Authorization of Transactions	27
5.3	Non-contravention	27
5.4	Brokers’ Fees	27
5.5	Claims and Proceedings	27
5.6	No Knowledge of Claims	27

ARTICLE 6 CLOSING AND CLOSING DELIVERIES		28
6.1	Closing	28
6.2	Closing Deliveries of	28
6.3	Closing Deliveries of SurModics	29

ARTICLE 7 COVENANTS		29
7.1	Further Assurances	29
7.2	Litigation Support	29
7.3	Transition	29
7.4	Confidentiality	30
7.5	Covenant Not to Compete	30
7.6	Non-Disclosure; Non-Use	31
7.7	Tax Matters	31
7.8	IRA Sellers	33

ARTICLE 8 INDEMNIFICATION		33
8.1	Indemnification by	33
8.2	Indemnification by SurModics	34
8.3	Certain Limitations	35
8.4	Certain Survival Periods	36
8.5	Claim Procedure	37
8.6	Third Party Claims	38
8.7	Effect of Purchase Price Adjustment; No Duplication of Recovery	39
8.8	Specific Performance	39
8.9	Effect of Investigation	40
8.10	Exclusive Remedy	40

ARTICLE 9 CERTAIN ADDITIONAL TERMS		40
9.1	Interpretation; Construction	40
9.2	Press Releases and Public Announcements	41
9.3	No Third-Party Beneficiaries	41
9.4	Entire Agreement	41
9.5	Succession and Assignment	41
9.6	Counterparts	41
9.7	Notices	42
9.8	Governing Law	43
9.9	Amendments and Waivers	43
9.10	Severability	43
9.11	Expenses	43
9.12	Exhibits and Schedules	43
9.13	Submission to Jurisdiction	44
9.14	Appointment of Sellers Agent	44

ARTICLE 10 DEFINITIONS		46

Stock Purchase Agreement	Page ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is effective as of January 8, 2016 by and among SurModics, Inc., a Minnesota corporation (“SurModics”), each Person listed on the signature page to this Agreement as a Seller (each, a “Seller”), and Gregg Sutton, in his capacity as agent of Sellers under this Agreement (“Sellers Agent”).

RECITALS

A. Sellers, in the aggregate, own all of the outstanding shares of capital stock (the “Shares”) of NorMedix, Inc., a Minnesota corporation (“NorMedix”).

B. Jeffrey Welch, Richard Weinberger and Kevin Frazier (collectively, the “IRA Sellers” and, individually, an “IRA Seller”) each beneficially owns some or all of his Shares through an individual retirement account (an “IRA Account”) that is registered in the name of a custodian.

C. Sellers desire to sell to SurModics all of the Shares, upon the terms and subject to the conditions contained in this Agreement. SurModics desires to purchase all of the Shares from Sellers, upon the terms and subject to the conditions contained in this Agreement. This Agreement contemplates a transaction in which SurModics will purchase from the Sellers, and the Sellers will sell to SurModics, all of Shares, including any Shares held in an IRA Account for the benefit of a Seller.

D. Certain capitalized terms used in this Agreement have the respective meanings set forth in ARTICLE 10.

AGREEMENT

In consideration of the premises and mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each party to this Agreement agrees as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Generally. On and subject to the terms and conditions of this Agreement, at Closing, SurModics will purchase from Sellers, and Sellers will sell to SurModics, all of the Shares. As of Closing, the Shares purchased from Sellers will constitute all of the issued and outstanding equity interests of NorMedix.

ARTICLE 2

PURCHASE PRICE AND ADJUSTMENTS

2.1 Purchase Price. In consideration of Sellers’ sale of the Shares hereunder and the other matters contemplated hereby, upon and subject to the terms and conditions herein, SurModics will pay (i) at the Closing, $7,000,000 on the terms set forth in SECTION 2.2 and subject to adjustment pursuant to SECTION 2.3 (the “Closing Payment”) plus (ii) any contingent consideration (the “Contingent Consideration”) to Sellers Agent (on behalf of Sellers) pursuant to SECTION 2.4. The Closing Payment, as finally adjusted under SECTION 2.3, and any amounts of Contingent Consideration are, in the aggregate, the “Purchase Price.” The Purchase Price will be allocated among the Sellers in accordance with each Seller’s Pro Rata Percentage.

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2.2 Closing Payment. Subject to the terms and conditions herein, SurModics will pay the Closing Payment on the Closing Date as follows:

(a) Payment of Indebtedness. Any Indebtedness of NorMedix that is outstanding at Closing, as set forth on Schedule 2.2(a), will be paid by wire transfer of immediately available funds to such account or accounts as have been designated by Sellers Agent in writing in order to satisfy such Indebtedness in accordance with the payoff letter or letters of direction delivered at Closing in a form reasonably satisfactory to SurModics.

(b) Transaction Expenses. Any Transaction Expenses will be paid by wire transfer of immediately available funds to such account or accounts as have been designated by Sellers Agent in writing in order to satisfy such obligations in accordance with letters of direction delivered at Closing in a form reasonably satisfactory to SurModics.

(c) Escrow. The aggregate sum of $350,000 (the “Escrow Amount”) will be deposited by wire transfer of immediately available funds with Wells Fargo Bank, National Association (the “Escrow Agent”), to be held in an escrow account (the “Escrow Account”) managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement by and among the Escrow Agent, SurModics, and Sellers Agent, dated as of the date of this Agreement (the “Escrow Agreement”). Concurrently with the execution and delivery of the Escrow Agreement, and pursuant to the applicable provisions thereof, the Escrow Agent will establish the Escrow Account to hold the Escrow Amount in trust pursuant to the Escrow Agreement free and clear of any Liens or other claims of any creditor of any of the parties, which amount, plus any interest accrued thereon, will be payable to Sellers less any amounts paid or payable pursuant to claims asserted under SECTION 2.3(e) and ARTICLE 8, in accordance with the terms of this Agreement and the Escrow Agreement.

(d) Cash. An amount equal to the Closing Payment, less the Escrow Amount, less the amount of Indebtedness paid under SECTION 2.2(a), and less the Transaction Expenses paid under SECTION 2.2(b), will be paid by wire transfer of immediately available funds to the account designated by Sellers Agent on Schedule 2.2(d), for the benefit of Sellers.

2.3 Adjustment for Net Working Capital.

(a) Promptly after the Closing, SurModics will prepare an unaudited consolidated balance sheet of NorMedix as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared in accordance with the methodology used to calculate Target Working Capital as set forth on Exhibit A.

(b) SurModics will prepare an adjustment certificate (the “Adjustment Certificate”) setting forth the calculation, in reasonable detail, of Net Working Capital as of the Closing Date minus Target Working Capital (the “Net Working Capital Adjustment”). “Net Working Capital” means current assets of NorMedix as set forth on the Closing Balance Sheet, minus current liabilities of NorMedix as set forth on the Closing Balance Sheet.

(c) SurModics will deliver the Closing Balance Sheet, together with the Adjustment Certificate, to Sellers Agent within 60 days after the Closing Date.

(d) The Closing Balance Sheet and the Adjustment Certificate will be considered final and binding unless Sellers Agent objects in writing thereto within 30 days after delivery of the Adjustment Certificate. During such period, Sellers Agent and its appropriate

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professional advisors shall, upon reasonable prior notice, have reasonable access during normal business hours to the books and records of NorMedix and the work papers and back-up materials of SurModics pertaining to the Closing Balance Sheet and the Adjustment Certificate. If Sellers Agent makes a timely objection to the Adjustment Certificate, Sellers Agent and SurModics shall use good faith efforts to settle such dispute and reach a written agreement with respect to such dispute. If Sellers Agent and SurModics are unable to enter into a settlement within 30 days after delivery of Seller Agent’s written objection under this SECTION 2.3(d), then the matters remaining in dispute will be submitted to Grant Thornton LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Sellers Agent and SurModics in writing and, if Sellers Agent and SurModics are unable to so agree within 10 days after the end of such 30-day period, the Sellers Agent and SurModics will each select such a firm and such firms will jointly select a third nationally recognized firm to resolve the disputed matters) (the “Accounting Firm”); provided that the Accounting Firm shall not at the time of selection be performing, or at any time during the three years preceding such selection have performed, services for SurModics, Sellers Agent, or NorMedix. Sellers Agent and SurModics will jointly instruct the Accounting Firm to resolve only the disputed matters as promptly as possible. Sellers Agent and SurModics will cooperate with the Accounting Firm and, subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to such books, records, personnel and responsibilities of each of SurModics, Sellers Agent, and NorMedix as it shall reasonably request, and such other information as the Accounting Firm may reasonably request in order to render its determination. The Accounting Firm will not assign a value to any item that is greater than the greater value for such item claimed by Sellers Agent or SurModics or less than the lesser value for such item claimed by Sellers Agent or SurModics. A decision by the Accounting Firm as to the resolution of such dispute shall be conclusive and binding upon the parties for purposes of this Agreement (the “Adjustment Determination”). The Adjustment Determination shall be (i) in writing, (ii) made in accordance with the methodology used to calculate Target Working Capital as set forth on Exhibit A and (iii) nonappealable and incontestable by SurModics, Sellers Agent, and Sellers and not subject to collateral attack for any reason. The fees and costs of the Accounting Firm incurred in the resolution of any items in dispute shall be reasonably determined by the Accounting Firm and set forth in the Adjustment Determination, and shall be allocated between and paid by SurModics, on the one hand, and Sellers, on the other hand, in inverse proportion to the extent they prevailed on the items in dispute.

(e) If the amount of the Net Working Capital Adjustment is positive, then SurModics will pay the amount of the Net Working Capital Adjustment by wire transfer of immediately available funds to the account designated by Sellers Agent on Schedule 2.2(d) (as revised from time to time by Sellers Agent by giving notice to SurModics in accordance with SECTION 9.7), for the benefit of Sellers. If the amount of the Net Working Capital Adjustment is negative, then Sellers Agent and SurModics will direct the Escrow Agent to, in accordance with the Escrow Agreement, pay to SurModics the amount of the Net Working Capital Adjustment. If the Net Working Capital Adjustment is greater than the then-remaining funds in the Escrow Account, then Sellers (on a pro rata basis calculated by multiplying each Seller’s Pro Rata Percentage by the amount of such difference) will pay the amount of such difference to SurModics. Payments under this SECTION 2.3(e) will be made within five (5) Business Days after the final determination of the amount thereof pursuant to Section 2.3(d) by wire transfer of immediately available funds.

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2.4 Contingent Consideration. In addition to the Closing Payment, and in further consideration for the Shares, Sellers shall have the right to receive payments of Contingent Consideration from SurModics, if any, as set forth on Schedule 2.4 (up to a maximum aggregate amount not to exceed $7,000,000).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to SurModics that:

3.1 Organization; Authorization of Transactions.

(a) With respect to any Seller who is an individual, such Seller has the power, authority, and capacity to execute and deliver this Agreement and any Transaction Document to which such Seller is a party and to perform his or her obligations hereunder and thereunder. With respect to any Seller that is an entity, such Seller (i) is duly formed and validly existing under the Applicable Laws of its jurisdiction of formation, and (ii) has the entity power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which such Seller is a party has been duly and validly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms, subject to the Enforcement Limitations.

(b) In addition to the representations and warranties set forth in SECTION 3.1(a), with respect to each IRA Seller, such IRA Seller (i) has full legal capacity and authority to execute and deliver this Agreement and any Transaction Document to which such IRA Seller is to be a party and to consummate the transactions contemplated hereby and thereby, (ii) has full authority under the agreements establishing such Seller’s IRA Account to instruct the custodian of such Seller’s IRA Account to fulfill such Seller’s obligations under this Agreement, such other agreements and the transactions contemplated hereby, and (iii) has given full and adequate written instructions to the custodian of such Seller’s IRA Account as required by the agreements establishing such Seller’s IRA Account instructing the custodian to fulfill such Seller’s obligations under this Agreement, such other agreements and the transactions contemplated hereby.

3.2 No Notice or Approval. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement and the Transaction Documents (the “Transactions”).

3.3 Non-contravention. Neither the execution and delivery of this Agreement or the Transaction Documents to which such Seller is a party, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which such Seller is subject or any provision of the governing documents, if any, of such Seller, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which such Seller is a party or by which such Seller is bound or to which any of its assets are subject or (c) result in the imposition or creation of a Lien upon or with respect to any of the Shares.

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3.4 Claims and Proceedings. There is no pending or, to the Knowledge of such Seller, threatened Legal Action by or before any Governmental Authority against or relating to such Seller to restrain or prevent the carrying out of the Transactions or that would adversely affect or prevent the purchase and sale of the Shares or otherwise have a material adverse effect on the ability of such Seller to perform its obligation under this Agreement.

3.5 Brokers’ Fees. Such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

3.6 Shares. Such Seller holds of record and owns beneficially (or, in the case of an IRA Seller, such IRA Seller’s IRA Account custodian owns of record) the number of Shares set forth opposite its name in Schedule 3.6, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any capital stock of NorMedix. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of NorMedix and is not a party to any investor rights agreement, shareholders agreement or any other agreement relating to the capital stock of NorMedix. The Shares being sold by such Seller hereunder and set forth opposite its name on Schedule 3.6 constitute all of the capital stock of NorMedix held directly or indirectly by such Seller, and the Seller does not have any preemptive rights to acquire additional shares of NorMedix’s capital stock, nor does the Seller have any warrants, options, purchase rights, subscription rights, conversion rights, exchange rights or any other rights that are exercisable for or convertible into NorMedix’s capital stock.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO NORMEDIX

Except as set forth or described in the schedules delivered by Sellers to SurModics concurrently with execution and delivery of this Agreement (the “Schedules”), Sellers jointly and severally represent and warrant to SurModics that:

4.1 Organization, Qualification, and Corporate Power. NorMedix is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of the State of Minnesota. NorMedix is duly authorized to conduct business and is in good standing under all Applicable Laws of each jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect. NorMedix has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Schedule 4.1 is a correct and complete list of the directors and officers of NorMedix. NorMedix has delivered to SurModics correct and complete copies of the articles of incorporation and bylaws for NorMedix (as amended to date), the minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors), the stock certificate books and the stock record books for NorMedix. NorMedix is not in material default under or in material violation of any provision of its articles of incorporation and bylaws.

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4.2 Capitalization. The entire authorized capital stock of NorMedix consists of 10,000,000 shares of Common Stock, of which 4,414,807 shares are issued and outstanding. In addition, NorMedix has reserved 500,000 shares of Common Stock for issuance pursuant to its 2013-2015 Stock Option and Compensation Plan (the “Plan”), options to purchase 250,000 shares of Common Stock were granted pursuant to the Plan, the granted options were exercised resulting in 250,000 shares of Common Stock being issued (all of which are included in the 4,414,807 issued and outstanding shares), and no options are currently outstanding. No shares of capital stock of NorMedix are held in NorMedix’s treasury. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable. No equity interest in NorMedix was issued in violation of the articles of incorporation and bylaws of NorMedix or any pre-emptive (or other similar right) of any Person. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require NorMedix to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to NorMedix. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of NorMedix.

4.3 No Subsidiaries. NorMedix has no Subsidiaries.

4.4 Non-contravention. Assuming the compliance of SurModics with the provisions of this Agreement or the Transaction Documents, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any Applicable Law or any Legal Restriction to which NorMedix is subject or any provision of the articles of incorporation and bylaws of NorMedix, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract to which NorMedix is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). NorMedix does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Governmental Authority in order for the parties to this Agreement to consummate the Transactions.

4.5 Brokers’ Fees. NorMedix does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.6 Certain Assets. NorMedix has good and marketable title to, or (if such leasehold interest is disclosed in Schedule 4.6(a)) a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Fiscal Month End, and such assets: (i) have been maintained in accordance with normal applicable industry practice, (ii) are in good operating condition and repair (except normal wear and tear), (iii) are suitable for the purposes for which they are presently used and presently are proposed to be used, and (iv) are sufficient for the continued operation of the business after Closing in substantially the same manner as conducted prior to the Closing. NorMedix has exclusive possession and control of each such asset. Schedule 4.6(b) is a complete and accurate list of each fixed asset owned or leased by NorMedix with a value in excess of $1,500 stating its value and location.

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4.7 Products; Inventories.

(a) NorMedix has not made, manufactured, constructed, distributed, sold, offered for sale, leased, licensed or delivered any proprietary products for sale to consumers generally, and, other than the Strategic Products (as defined in Schedule 2.4), has no such products under development. NorMedix manufactures, constructs and sells component parts (the “Products”) to its customers based on their specifications for further use as determined by its customers.

(b) All inventories of NorMedix are of a quality and quantity usable and, with respect to finished goods, salable in the Ordinary Course of Business. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of NorMedix’s business. Since the Most Recent Fiscal Month End, NorMedix has continued to replenish inventories in the Ordinary Course of Business and at a cost not exceeding market prices prevailing at the time of purchase. All inventories are maintained at the location set forth on Schedule 4.7(b) and no inventory is held on a consignment basis. NorMedix does not have any commitments to purchase inventory.

4.8 Financial Statements; Records.

(a) Attached hereto as Schedule 4.8(a) are the following financial statements: (i) unaudited balance sheets and income statements, and the notes thereto, as of and for the years ended December 31, 2014 (the “Most Recent Fiscal Year End”) and December 31, 2013 for NorMedix (the “Annual Financial Statements”); and (ii) an unaudited balance sheet and income statement as of and for the nine months ended September 30, 2015 (the “Most Recent Fiscal Month End”) for NorMedix (the “Most Recent Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared for management reporting purposes only and therefore are not in accordance with GAAP, but the Financial Statements have been prepared based on the Company’s books and records throughout the periods covered thereby and present fairly in all material respects the financial condition of NorMedix as of such dates and the results of operations of NorMedix for such periods. The Financial Statements lack the footnotes and other presentation items required to comply with GAAP and the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

(c) To the Knowledge of NorMedix, NorMedix has established and maintains, adheres to and enforces a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financial Statements), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, and dispositions of the assets, of NorMedix, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements, and that receipts and expenditures of NorMedix are being made only in accordance with appropriate authorizations of management and the Board of Directors of NorMedix and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of NorMedix. Neither NorMedix (including any employee of NorMedix) nor NorMedix’s independent accountants has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by NorMedix, (ii) any

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fraud, whether or not material, that involves NorMedix’s management or other employees of NorMedix who have a role in the preparation of financial statements or the internal accounting controls utilized by NorMedix or (iii) any claim or allegation regarding any of the foregoing.

(d) The books of account, minute books, stock record books and other records of NorMedix are accurate and complete and have been maintained in accordance with sound business practices and an adequate system of internal controls. The minute books of NorMedix contain accurate and complete records of all meetings held of, and corporate action taken by, NorMedix’s shareholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

4.9 Recent Events. Since June 30, 2015, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing (and except as disclosed in Schedule 4.9) since June 30, 2015:

(a) NorMedix has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) NorMedix has not entered into any Contract (or series of related Contracts) either involving more than $15,000 or outside the Ordinary Course of Business;

(c) no party (including NorMedix) has accelerated, terminated, modified or cancelled any Contract (or series of related Contracts) involving more than $15,000 to which NorMedix is a party or by which it is bound, other than in connection with the completion or expiration of any such Contract in the Ordinary Course of Business;

(d) NorMedix has not imposed any Liens upon any of its assets, tangible or intangible;

(e) NorMedix has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

(f) NorMedix has not made any capital investment in, or any acquisition of the securities or assets of, any other Person (or series of related capital investments and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

(g) NorMedix has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;

(h) NorMedix has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) NorMedix has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

(j) NorMedix has not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property, except pursuant to any of the Contracts set forth on Schedule 4.15(a);

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(k) there has been no change made or authorized in the articles of incorporation and bylaws of NorMedix other than an amendment to its articles of incorporation to change its name to “NorMedix, Inc.” from “GMedix, Inc.” filed on June 15, 2015;

(l) NorMedix has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m) NorMedix has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

(n) NorMedix has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

(o) NorMedix has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p) NorMedix has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q) NorMedix has not granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

(r) NorMedix has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) NorMedix has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

(t) NorMedix has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u) NorMedix has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(v) NorMedix has not made any loans or advances of money, other than travel advances made in the Ordinary Course of Business;

(w) NorMedix has not disclosed any material Confidential Information, except pursuant to non-disclosure agreements or in the Ordinary Course of Business;

(x) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving NorMedix; and

(y) NorMedix has not committed to any of the foregoing.

4.10 Undisclosed Liabilities. As of the Most Recent Fiscal Month End, NorMedix has no Liability (and, to the Knowledge of NorMedix, there is no Basis for any present or future Legal Action against it giving rise to any Liability), except for Liabilities set forth on the face of the Most Recent Financial Statements or Liabilities otherwise disclosed in this Agreement or the Schedules and as of the Closing, NorMedix has no Liability (and to the Knowledge of NorMedix,

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there is no Basis for any present or future Legal Action against it giving rise to any Liability), except for Liabilities (i) reflected in the Most Recent Financial Statements, (ii) that have arisen in the Ordinary Course of Business since the Most Recent Financial Statements or (iii) that are otherwise disclosed in this Agreement or the Schedules.

4.11 Legal Compliance; Food and Drug Matters; Product Sales Matters; and Other Health Care Matters.

(a) At all times since its incorporation, NorMedix has been operated in compliance in all material respects with all Applicable Laws. Since January 1, 2013, no written notice has been received by NorMedix from any Governmental Authority alleging that NorMedix is not, or was not, in compliance in any material respect with any Applicable Law, the reason for which has not been corrected. NorMedix possesses, and is in compliance in all material respects with, each material permit, license, franchise, or other governmental authorization or approval necessary for NorMedix to own, operate and use its assets and conduct its business (the “Permits”). NorMedix has delivered to SurModics a true, correct and complete copy of each Permit, and each Permit is listed in Schedule 4.11(a).

(b) NorMedix is in compliance in all material respects with all Health Care Laws and Food and Drug Laws that are applicable to its business and operations, and during the past three years NorMedix has not received from any Governmental Authority any written, or, to NorMedix’s Knowledge, any oral, notice, charge, allegation or assertion that NorMedix has failed to comply with any such Health Care Laws or Food and Drug Laws. There is no Legal Restriction outstanding or any Legal Action pending or, to NorMedix’s Knowledge, threatened in law or in equity by or before any Governmental Authority involving NorMedix arising out of an allegation of noncompliance with any Health Care Laws or Food and Drug Laws.

(c) Schedule 4.11(c) sets forth a list of all Registrations currently held by NorMedix. NorMedix possesses all Registrations required to conduct its business as currently conducted. Each such Registration is valid and subsisting in full force and effect and, to NorMedix’s Knowledge, no consent or authorization by, or notice to a Governmental Authority is required in order for any such Registration to remain valid and in full force and effect following the execution, delivery and performance by NorMedix of this Agreement or the Transaction Documents or the consummation by Sellers of the Transactions. To NorMedix’s Knowledge, no Governmental Authority is considering limiting in any respect, suspending, or revoking any such Registrations or changing in any respect the marketing authorization or labeling of any of NorMedix’s products. There is no material misstatement or omission in any such Registration or in any product application or other submission made by NorMedix to any Governmental Authority. NorMedix has fulfilled and performed, in all material respects, its obligations under each such Registration, and to NorMedix’s Knowledge, no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would reasonably be expected to cause revocation or termination of, any such Registration. To NorMedix’s Knowledge, any third party that is a manufacturer, contractor or supplier for NorMedix is in compliance in all material respects with all Registrations from all Governmental Authorities insofar as they pertain to the manufacture of product components or raw materials for NorMedix.

(d) NorMedix (i) has not received, since January 1, 2013, any warning letter, notice of violation, notice of import detention or refusal, or similar communication from any

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Governmental Authority, or (ii) is currently subject to any obligation arising under any of the foregoing. With respect to any disclosures set forth on Schedule 4.11(d), NorMedix has made all notifications, submissions, and reports required by any such obligation, and no such notifications, submissions and reports were untrue, incomplete, or incorrect in any material respect as of the date of submission to the applicable Governmental Authority.

(e) NorMedix has not entered into, nor is it bound by, any consent decree or order, individual integrity agreement, corporate integrity agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with any applicable Food and Drug Laws or Health Care Laws, and NorMedix is not a party to any Legal Restriction pursuant to any applicable Food and Drug Laws or Health Care Laws.

(f) NorMedix has not, since January 1, 2013, initiated, conducted or issued or caused to be initiated, conducted or issued any recall, market withdrawal, stock recovery, replacement, safety alert, warning, “dear doctor” letter, investigator notice, field correction or removal of any product manufactured, marketed or sold by NorMedix. To NorMedix’s Knowledge, there are no existing facts which are reasonably likely to result in any of the foregoing, or in any seizure, detention or suspension of any such product.

(g) To its Knowledge, all labeling, marketing literature, advertising and web content used to promote marketed products of NorMedix, including indications and intended uses, are consistent with applicable Registrations and are in compliance in all material respects with applicable Food and Drug Laws.

(h) Any clinical studies conducted by or on behalf of NorMedix to support the Registration of any of its products have been approved by the necessary Governmental Authorities and applicable institutional review boards or ethics committees, to the extent such approval was required, and have been conducted in compliance in all material respects with such approvals and Applicable Laws including those governing study conduct, patient rights, and the use, disclosure and processing of personal data; and all data submitted in support of the product Registrations to any Governmental Authorities accurately describes the results of the clinical studies in all material respects.

(i) To its Knowledge, NorMedix is not in possession of any personally identifiable health information that NorMedix is obligated by Applicable Law or Contract to maintain in confidence other than with respect to current and former employees and their dependents.

(j) Neither NorMedix nor, to NorMedix’s Knowledge, any director, officer, employee, contractor, vendor or agent of NorMedix: (i) has been convicted of or is currently charged with any violation of any Health Care Laws or Food and Drug Laws; (ii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any federal or state health care program; (iii) has been disqualified or debarred by any Governmental Authority for any purpose for conduct relating to the Food and Drug Laws; or (iv) has committed any violation of Applicable Laws that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment, disqualification or other ineligibility.

(k) To NorMedix’s Knowledge, NorMedix has not used the services of any Person who is disqualified or debarred by any Governmental Authority for any purpose for conduct relating to the Food and Drug Laws.

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(l) Schedule 4.11(l) sets forth a list of all inspections or audits conducted since January 1, 2013, of NorMedix’s facilities by any Governmental Authority, and NorMedix has made available to SurModics complete copies of all material reports, correspondence and memoranda received since January 1, 2013, from Governmental Authorities in NorMedix’s possession relating to NorMedix’s compliance with applicable Food and Drug Laws, including all (i) establishment inspection reports, notice of inspectional observations, or equivalent reports by inspectors or officials from any other Governmental Authority, (ii) warning letters, correspondence, notices or other communications from any other Governmental Authority indicating or alleging a failure to comply with applicable Food and Drug Laws, and (iii) other documents that assert or allege past or ongoing lack of compliance with any applicable Food and Drug Laws.

(m) Neither NorMedix nor, to NorMedix’s Knowledge, any directors, officers, employees, contractors, or agents of NorMedix have directly or indirectly, made, or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, with the specific purpose of (i) obtaining favorable treatment in securing business for or in respect of NorMedix in violation of Health Care Laws, (ii) paying for favorable treatment for business secured for or in respect of NorMedix in violation of Health Care Laws, or (iii) inducing or rewarding a referral of a product of NorMedix in violation of Health Care Laws.

(n) Schedule 4.11(n) sets forth a list of Trade Sanction Customers to whom NorMedix has sold any Product or service or from whom NorMedix has received any purchase order since January 1, 2013. For each Trade Sanction Customer, Schedule 4.11(n) identifies the country in which it is located and the Product or service sold or ordered.

4.12 Tax Matters.

(a) NorMedix has filed timely all Tax Returns required to be filed under Applicable Law. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws. All Taxes due and owing by NorMedix (whether or not shown on any Tax Return) have been paid. NorMedix currently is not the beneficiary of any extension of time within which to file any Tax Return. No jurisdiction in which NorMedix does not file Tax Returns has claimed that NorMedix is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NorMedix.

(b) NorMedix has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) No foreign, federal, state or local tax audits, examinations, investigations, or other administrative or judicial Tax proceedings are pending or threatened in writing with respect to NorMedix. NorMedix has not received from any foreign, federal, state or local taxing authority (including jurisdictions where NorMedix has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against NorMedix. Schedule 4.12(c) lists all national, federal, state, local, and foreign income Tax Returns filed with respect to NorMedix for taxable periods ended on or after December 31, 2012, indicates those Tax Returns that have

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been audited, and indicates those Tax Returns that currently are the subject of audit. NorMedix has delivered to SurModics correct and complete copies of all such Tax Returns, as well as all examination reports, and statements of deficiencies assessed against or agreed to by NorMedix filed or received since December 31, 2012.

(d) NorMedix has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(e) NorMedix is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law). NorMedix has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). NorMedix is not a party to or bound by any Tax allocation or sharing agreement. NorMedix (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person under Applicable Law, as a transferee or successor, by contract or otherwise, other than (i) commercially reasonable contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by NorMedix; and (ii) commercially reasonable contracts for the allocation or payment of personal property Taxes, sales or use Taxes, or value added Taxes with respect to personal property leased, used, owned or sold in the Ordinary Course of Business (“Excepted Agreements”).

(f) The unpaid Taxes of NorMedix did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the Most Recent Fiscal Month End, NorMedix has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(g) NorMedix will not be required to include any item of income in or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement,” as described under Applicable Law, executed on or prior to the Closing Date;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date.

(h) Since the Most Recent Fiscal Month End, NorMedix has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(i) Schedule 4.12(i) sets forth the amount of net operating loss of NorMedix.

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4.13 Real Property.

(a) NorMedix owns no real property or interests.

(b) Schedule 4.13(b) sets forth a complete list of all real property and interests in real property leased or occupied by NorMedix, or which NorMedix has the right to occupy, now or in the future (each such lease or agreement to occupy real property being hereinafter referred to as a “Lease,” and the real properties specified in such Leases being referred to hereinafter as the “Leased Real Property”). NorMedix has delivered to SurModics a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Enforcement Limitations;

(ii) the Transactions do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii) NorMedix’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease;

(iv) neither NorMedix nor, to NorMedix’s Knowledge, any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi) NorMedix does not owe, nor will it owe in the future under any Contract to which it is currently obligated, any brokerage commissions or finder’s fees with respect to such Lease;

(vii) NorMedix has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(viii) NorMedix has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(ix) there are no Liens on the estate or interest created by such Lease.

(c) The Leased Real Property (the “Real Property”) constitutes all of the real property used in NorMedix’s business. NorMedix is not a party to any agreement or option to

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purchase any real property or interest therein and NorMedix doesn’t have any plans to purchase or lease substitute or additional property in the future. Except for the Real Property, NorMedix has never leased or occupied any real property or improvements.

(d) To the Knowledge of NorMedix, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property (the “Improvements”) are in good condition and repair (except for ordinary wear and tear and routine maintenance, repairs and replacements) and are sufficient for the operation of NorMedix’s business. To the Knowledge of NorMedix, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of NorMedix’s business as currently conducted thereon.

(e) To the Knowledge of NorMedix, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. To the Knowledge of NorMedix, there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of NorMedix’s business as currently conducted thereon.

(f) To the Knowledge of NorMedix, the Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Applicable Laws and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of NorMedix’s business thereon do not violate any Real Property Laws. NorMedix has not received any notice of violation of any Real Property Law and, to the Knowledge of NorMedix, there is no Basis for the issuance of any such notice or the taking of any action for such violation. To NorMedix’s Knowledge, there is no pending or anticipated change in any Real Property Law that will materially impair the lease, use or occupancy of any Real Property or any portion thereof in the continued operation of NorMedix’s business as currently conducted thereon.

(g) To NorMedix’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of NorMedix’s business as currently conducted thereon.

(h) To the Knowledge of NorMedix, all material certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate NorMedix’s business as currently conducted thereon, have been issued and are in full force and effect. Schedule 4.13(h) lists all Real Property Permits held by

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NorMedix with respect to each parcel of Real Property. NorMedix has delivered to SurModics a true and complete copy of all Real Property Permits. NorMedix has not received any notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to NorMedix’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action. The Transactions to be consummated on or before the Closing Date, and the Closing, will have no effect on the Real Property Permits. Neither SurModics nor NorMedix will be required to assume any additional liabilities or obligations under the Real Property Permits as a result of the Transactions to be consummated on or before the Closing Date, and the Closing.

4.14 Intellectual Property.

(a) NorMedix owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the business of NorMedix as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by NorMedix immediately prior to the Closing will be owned or available for use by NorMedix on identical terms and conditions immediately subsequent to the Closing. NorMedix has used Commercially Reasonable Efforts to maintain and protect each item of Intellectual Property that it owns or uses. To NorMedix’s Knowledge, the use of the Intellectual Property in its business as presently conducted, has not and will not violate, interfere with or infringe upon the rights of any other individual or entity, nor does such use by NorMedix constitute a breach of any agreement, obligation, promise or commitment by which NorMedix may be bound or constitute a violation of any Applicable Laws.

(b) (i) NorMedix has not, to NorMedix’s Knowledge, in the past interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties; (ii) to NorMedix’s Knowledge, there are no facts that indicate a likelihood of any of the foregoing; and (iii) no written notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any third party) have been received. To NorMedix’s Knowledge, there is no unauthorized use, disclosure, infringement, dilution, misappropriation, or other violation by any third party (including any employee or former employee of NorMedix) of any Intellectual Property of NorMedix or of any right of any third party in Intellectual Property licensed by or through NorMedix. No claims have been made by or against NorMedix for any unauthorized use, disclosure, infringement, dilution, misappropriation, or violation by others of any rights with respect to any Intellectual Property. To NorMedix’s Knowledge, there are no such claims that NorMedix may have the right (or a reasonable basis) to make or assert.

(c) Schedule 4.14(c) identifies each patent or registration that has been issued or assigned and transferred to NorMedix with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that NorMedix has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement or other permission that NorMedix has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). NorMedix has delivered to SurModics correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions (as amended to date) and has made available to SurModics correct and complete copies of all other written documentation evidencing ownership and prosecution (if

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applicable) of each such item. Schedule 4.14(c) also identifies each material unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than $2,500 per item) and copyright, and a description of each material trade secret, used by NorMedix in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Schedule 4.14(c) (and except as otherwise set forth therein):

(i) NorMedix owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license or other restriction or limitation regarding use or disclosure, without an obligation to pay any royalties, license fees or other amounts to any other person or entity;

(ii) the item is not subject to any Legal Restriction;

(iii) no Legal Action, interference, opposition, cancellation, or reexamination is pending or to NorMedix’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of the item, and there is no Basis for the same;

(iv) other than in the Ordinary Course of Business, NorMedix has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(v) all statements and representations made by NorMedix in any applications, filings or registrations relating to the item were true in all material respects as of the time they were made and, to NorMedix’s Knowledge, remain true as of the date of this Agreement; and

(vi) no loss or expiration of the item is pending or, to NorMedix’s Knowledge, threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by NorMedix, including a failure by NorMedix to pay any required maintenance fees).

(d) Schedule 4.14(d) identifies each item of Intellectual Property that any third party owns and that NorMedix uses pursuant to license, sublicense, agreement or permission (other than commercial off-the-shelf software purchased or licensed for less than $2,500 per item). NorMedix has delivered to SurModics correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 4.14(d), and assuming the validity of ownership of Intellectual Property by all Persons from whom NorMedix licenses such Intellectual Property:

(i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject to the Enforcement Limitations;

(ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the Transactions, subject to the Enforcement Limitations;

(iii) to NorMedix’s Knowledge, no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

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(iv) to NorMedix’s Knowledge, no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of Intellectual Property is not subject to any outstanding Legal Restriction;

(vii) no Legal Action is pending or to NorMedix’s Knowledge, is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and to NorMedix’s Knowledge, there is no Basis for the same; and

(viii) NorMedix has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(e) NorMedix has taken all reasonable actions to maintain and protect all of the Intellectual Property of NorMedix so as not to adversely affect the validity or enforceability thereof.

(f) NorMedix has complied in all material respects with and is presently in material compliance with all Applicable Laws and guidelines and rules applicable to any Intellectual Property.

(g) All products made, used or sold by NorMedix under each registered patent of NorMedix have been marked with the proper patent notice; all products, services and materials containing any trademark, service mark, trade name or service name owned by NorMedix bear the proper registration notice where permitted by Applicable Law; and all works encompassed by any copyright of NorMedix have been marked with the proper copyright notice.

(h) With respect to each Trade Secret (including each item of Intellectual Property that NorMedix regards as a Trade Secret): (1) NorMedix has taken all reasonable precautions to protect the secrecy, confidentiality and value of such Trade Secret; and (2) to NorMedix’s Knowledge, such Trade Secret has not been used, divulged or appropriated either for the benefit of any Person (other than NorMedix) or to the detriment of NorMedix.

(i) Each employee, agent, consultant and contractor who has contributed to or participated in the conception, creation or development of Intellectual Property on behalf of NorMedix has executed a written assignment in favor of NorMedix as assignee, that has caused the conveyance to NorMedix of all right, title and interest in and to all tangible and intangible property, throughout the world, arising from such individual’s or entity’s work.

(j) No current or former employee of NorMedix is entitled to receive royalties or otherwise to participate or share in any revenues of NorMedix derived from the use of any Intellectual Property as a result of their participation in the invention or creation of such Intellectual Property.

(k) NorMedix has taken Commercially Reasonable Steps to protect all software and data residing on its computer networks against viruses and other disruptive

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technological means. To NorMedix’s Knowledge, none of the Intellectual Property contains any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

(l) The computer software source and object code underlying or utilized in connection with the Intellectual Property owned by NorMedix does not incorporate, depend upon, or require for its functionality any source or object code or other Intellectual Property that is not wholly owned by NorMedix. None of the Intellectual Property owned by NorMedix was developed using any Governmental Authority or university funding or facilities, nor was it obtained from a Governmental Authority or university. NorMedix is not a member of, and is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members. None of the Intellectual Property owned by NorMedix includes any software of the type commonly referred to as “freeware” or “shareware,” or that is subject to any form of “GNU,” “Mozilla,” or other public license.

4.15 Contracts.

(a) Schedule 4.15(a) lists the following Contracts to which NorMedix is a party:

(i) any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

(ii) any Contract (or group of related Contracts) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $5,000;

(iii) any Contract concerning a partnership or joint venture;

(iv) any Contract (or group of related Contracts) under which NorMedix has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $2,500 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any Contract concerning confidentiality or non-competition other than non-disclosure agreements entered into in the Ordinary Course of Business;

(vi) any Contract under which NorMedix is currently or potentially obligated to share revenues or income with any other Person;

(vii) any Contract with a Seller or any of its Affiliates;

(viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or Contract for the benefit of its current or former directors, officers, or employees;

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(ix) any collective bargaining Contract;

(x) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis;

(xi) any Contract under which NorMedix has advanced or loaned any amount to any of its directors, officers, or employees (other than travel advances);

(xii) any Contract under which the consequences of a default or termination would have a Material Adverse Effect;

(xiii) any Contract under which NorMedix has granted any Person any registration rights (including demand and piggyback registration rights);

(xiv) any Contract (other than Contracts with customers in the Ordinary Course of Business) under which NorMedix has agreed to indemnify any other Person for any loss, expense or Liability;

(xv) except as set forth in SECTION 4.15(a)(xi), any Contract under which NorMedix has advanced or loaned any other Person amounts in the aggregate exceeding $5,000; or

(xvi) any other Contract (or group of related Contracts), understanding or course of dealing that will require NorMedix to make any payment in excess of $2,500 after the Closing (other than in the Ordinary Course of Business).

(b) NorMedix has delivered to SurModics a correct and complete copy of each written Contract (as amended to date) listed in Schedule 4.15(a) and a written summary setting forth the terms and conditions of each oral Contract referred to in Schedule 4.15(a). With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, (except that the enforcement thereof may be limited by the Enforcement Limitations) and in full force and effect on identical terms following the consummation of the Transactions; (iii) neither NorMedix nor, to NorMedix’s Knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) neither NorMedix nor, to NorMedix’s Knowledge, any other party has repudiated any provision of the Contract.

4.16 Accounts Receivable. The accounts receivable of NorMedix (a) have been generated in the Ordinary Course of Business, (b) reflect valid obligations due to NorMedix for the payment of goods or services provided by its business, and, (c) are reflected properly on the books and records of NorMedix and (d) subject to allowances for doubtful accounts as reflected on the Most Recent Financial Statements, as adjusted for the passage of time through the Closing Date, are collectible in the Ordinary Course of Business. No counterclaims, offsetting claims, or defenses to collection of such receivables have been incurred that are material to the amount of such receivables and are pending or, to NorMedix’s Knowledge, threatened, and all asserted counterclaims or offsetting claims or defenses with respect to accounts receivable have been deducted or reserved against.

4.17 Powers of Attorney. Except as disclosed in Schedule 4.17, there are no outstanding powers of attorney executed on behalf of NorMedix.

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4.18 Insurance.

(a) Schedule 4.18(a) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which NorMedix currently is a party, a named insured or otherwise the beneficiary of coverage:

(i) the name, address and telephone number of the insurance broker for NorMedix;

(ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including the deductibles, if any) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) neither NorMedix nor, to NorMedix’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy; and (iii) to NorMedix’s Knowledge, no party to the policy has repudiated any provision thereof. Schedule 4.18(a) also describes any self-insurance arrangements affecting NorMedix.

4.19 Litigation. NorMedix (a) is not subject to any outstanding Legal Restriction and (b) is not a party to, and, to NorMedix’s Knowledge, is not threatened to be made a party to, any Legal Action by or before any Governmental Authority. NorMedix has no Knowledge that any such Legal Action may be brought or threatened against NorMedix or that there is any Basis for the foregoing.

4.20 Product Warranty. Each Product manufactured by NorMedix has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and NorMedix has no Liability (and to NorMedix’s Knowledge, there is no Basis for any present or future Legal Action against NorMedix giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of NorMedix. Schedule 4.20 includes copies of the standard terms and conditions of sale, lease or license for NorMedix (containing applicable guaranty, warranty, and indemnity provisions). No Product is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 4.20.

4.21 Product Safety; Product Liability.

(a) There has been no pattern of defects in the design, construction, manufacture, packaging or labeling of any Product that could adversely affect the performance or

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quality of such Product or result in injury or death to persons or damage to property prior to the Closing Date. Each Product currently being used has been designed, constructed, manufactured, packaged, installed, and labeled in compliance with all material regulatory, engineering, industrial, and other codes applicable thereto, and NorMedix has not received any written notice of any alleged noncompliance with any such code.

(b) NorMedix has not been required to file, and has not filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any Product.

(c) NorMedix has no Liability (and, to NorMedix’s Knowledge, there is no Basis for any present or future Legal Action against NorMedix giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product.

4.22 Employees.

(a) Schedule 4.22(a) lists all employees of NorMedix as of the date hereof and for each such employee sets forth the (i) position, (ii) annual base compensation or hourly rate of pay, (iii) bonus opportunity, (iv) eligibility for premium or overtime pay, (v) status as full-time, part-time, or temporary, (vi) active or inactive status (if on leave, with the type of leave indicated and the expected return date), (vii) earned and accrued vacation or other paid time off as of the date hereof, (viii) date of employment, and (ix) years of employment recognized for determining eligibility for participation in, and vesting and credited service, under any Employee Benefit Plan, as the case may be.

(b) With respect to NorMedix:

(i) there is no collective bargaining or other collective Contract or relationship with any labor organization;

(ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iii) to NorMedix’s Knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(iv) no labor strike, work stoppage, slowdown, unfair labor, disciplinary grievance, or other material labor dispute has occurred, and none is underway or, to NorMedix’s Knowledge, threatened;

(v) to NorMedix’s Knowledge, no employee of NorMedix (A) has any present intention to terminate his or her employment or (B) is a party to any confidentiality, non-competition, proprietary rights or other such Contract between such employee and any Person besides NorMedix;

(vi) to NorMedix’s Knowledge, there is no material workplace injury Liability, experience or matter;

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(vii) there is no employment-related charge, complaint, dispute, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by NorMedix (or its or their officers or directors) of any Applicable Law or Contract; and

(viii) to NorMedix’s Knowledge, no employee or agent of NorMedix has committed any act or omission giving rise to material Liability for any violation or breach identified in clause (vii) above.

(c) There are no employment, sale bonus, change-in-control, or severance Contracts with any employees of NorMedix and there are no individual employment Contracts that restrict NorMedix’s ability to terminate employment except as otherwise limited by Applicable Laws.

(d) With respect to the Transactions, any notice required under any Applicable Law or collective bargaining agreement has been given, and all bargaining and consultation obligations with any employee representative have been satisfied. NorMedix has not implemented any redundancy proceedings which have resulted in any Liabilities for NorMedix under any Applicable Law in effect at or prior to the Closing.

(e) Any individual performing services for NorMedix who has been classified as an independent contractor, as an employee of another entity whose services are leased to NorMedix, or as any other non-employee category has been correctly so classified and is not a common law employee of NorMedix under any Applicable Law. NorMedix has not received any claim or threatened claim that an employer-employee relationship exists between NorMedix and any such individual.

(f) NorMedix has in its records and files validly and properly completed documents confirming each employee of NorMedix’s work authorization under Applicable Law in the relevant country.

4.23 Employee Benefits.

(a) Schedule 4.23(a) lists each Employee Benefit Plan that NorMedix maintains, to which NorMedix contributes or has any obligation to contribute, or with respect to which NorMedix has any Liability. With respect to each Employee Benefit Plan, to the extent applicable, NorMedix has delivered to SurModics true and complete copies of (1) all plan documents, (2) the Form 5500 Annual Report filed for each of the most recent three plan years of each plan for which such filing is required under ERISA or the Code (including all attachments thereto), (3) all related trust agreements, insurance contracts or other funding arrangements which implement any of such Employee Benefit Plans, and (4) all summary plan descriptions and summaries of material modifications thereto communicated to employees.

(i) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Applicable Laws.

(ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed

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and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of NorMedix. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv) No Employee Benefit Plan is intended to meet the requirements of a “qualified plan” under Code Section 401(a).

(v) There have been no prohibited transactions with respect to any Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary that is an Affiliate of NorMedix, and to the Knowledge of NorMedix no Fiduciary that is not an Affiliate of NorMedix, has any liability or obligation for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Legal Action with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to NorMedix’s Knowledge, threatened. NorMedix has no Knowledge of any Basis for any Legal Action. No filings have been made or are currently pending with respect to any Employee Benefit Plan under any voluntary compliance program of the Internal Revenue Service or Department of Labor.

(b) Neither NorMedix nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan, whether or not a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of NorMedix is subject to any Lien under Applicable Law with respect to any Employee Benefit Plan.

(c) Neither NorMedix nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Employee Benefit Plan sponsored or affiliated with any collective bargaining unit.

(d) NorMedix does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of NorMedix or of any other Person, except as required under Applicable Law and at the expense of such Person.

(e) Any Employee Benefit Plan that is a nonqualified deferred compensation plan subject to the requirements of Code Section 409A has been operated in material compliance

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with the requirements of paragraphs (2), (3) and (4) of Code Section 409A(a), and the regulations and guidance thereunder. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.

(f) The consummation of the Transactions, either alone or in combination with other events, will not result in any new or increased obligations to employees of NorMedix, including severance pay due to a change of control, increased or accelerated vesting or benefit accruals, acceleration of payment, or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

4.24 Guaranties. NorMedix is not a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person.

4.25 Environmental, Health and Safety Matters.

(a) NorMedix is in compliance in all material respects with all applicable Environmental Laws, and is not delinquent in the filing or renewal of a permit or other license required under any Environmental Law. NorMedix has not received any written communication, whether from a Governmental Authority, citizen group, employee, or otherwise, that alleges that NorMedix is not in full compliance with, or has failed to perform any duty under, Environmental Laws, which noncompliance or nonperformance has not been fully cured. All Permits currently held by NorMedix pursuant to any Environmental Laws are identified in Schedule 4.25(a).

(b) There is no Environmental Claim pending or, to NorMedix’s Knowledge, threatened against NorMedix or against any Person whose Liability for such Environmental Claim NorMedix has retained or assumed either contractually or by operation of law. To NorMedix’s Knowledge, there is no Basis for an Environmental Claim against NorMedix or against any person or entity whose Liability for such Environmental Claim NorMedix has retained or assumed either contractually or by operation of law.

(c) NorMedix has not, in connection with any Real Property, installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner so as to create any material Liability under any Environmental Law or any other Liability for NorMedix or SurModics.

(d) There are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by NorMedix in such form or quantities as to create any Liability under any Environmental Law or any other Liability for NorMedix or SurModics. To the Knowledge of NorMedix, there are not present in, on, or under any Real Property any Hazardous Substances that were released or disposed of by any other party in such form or quantities as to create any Liability under any Environmental Law or any other Liability for NorMedix or SurModics. None of the Real Property is being used, or has ever been used by NorMedix, in a manner that would require a permit under Section 3005 of the Solid Waste Disposal Act, 42 U.S.C. § 6925, for the treatment, storage, or disposal of Hazardous Substances.

(e) NorMedix has delivered to SurModics all reports and authorizations relating in any way to the environmental status of any of the Real Property or otherwise relating to the businesses of NorMedix with respect to any Environmental Law.

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4.26 Certain Business Relationships with NorMedix. None of NorMedix’s directors, officers, employees or shareholders has been involved in any business arrangement or relationship with NorMedix within the past 12 months, and none of NorMedix’s directors, officers, employees or shareholders owns any asset, tangible or intangible, that is used in the business of NorMedix.

4.27 Customers and Suppliers.

(a) Schedule 4.27(a) lists the customers of NorMedix for each of the two most recent calendar years and sets forth opposite the name of each such customer the amount of net sales attributable to such customer. To NorMedix’s Knowledge, no customer listed on Schedule 4.27(a) has indicated that it will stop, or decrease the rate of, buying materials, products or services from NorMedix.

(b) Schedule 4.27(b) lists the suppliers to NorMedix for each of the two most recent calendar years and sets forth opposite the name of each such supplier the amount of purchases attributable to such supplier. To NorMedix’s Knowledge, no supplier listed on Schedule 4.27(b) has indicated that it will stop, or decrease the rate of, selling materials, products or services to NorMedix.

4.28 Anti-Corruption.

(a) During the past five years, none of NorMedix, or any of its officers, directors or employees, nor to the Knowledge of NorMedix, any of its agents, distributors, or other Persons acting for their benefit or on its behalf has, directly or indirectly, taken, authorized, allowed or ratified any action that has caused NorMedix to be in violation of any Applicable Laws regarding anticorruption or anti-bribery (the “Anticorruption Laws”).

(b) More particularly, during the last five years, none of NorMedix, or any of its officers, directors or employees, nor to the Knowledge of NorMedix, any of its agents, distributors, or other Persons acting for its benefit or on its behalf has, directly or indirectly, taken any act in furtherance of an offer, payment or transfer (or a promise to pay or transfer) money or anything else of value to a Government Official, or any other Person when knowing or having reason to believe that all or any portion of such money or thing of value will or may be offered, given or promised to any Government Official, for the purpose of obtaining, retaining or directing any business or securing any other business or regulatory advantage.

(c) During the past five years, (i) there has been no written allegation or charge, proceeding or investigation of, or written request for information by any Governmental Authority from, NorMedix regarding NorMedix’s actual or possible violation of any Anticorruption Laws, and (ii) none of the officers, directors, employees or to the Knowledge of NorMedix, agents of NorMedix is a Government Official.

(d) For purposes of this Agreement, “Government Official” means any (i) officer, director or employee of a Governmental Authority or instrumentality thereof (including any partially or wholly state-owned or controlled enterprise); (ii) holder of political office, political party official, candidate for any political office, or member of a royal family;

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(iii) officer, director or employee of a public international organization (including the World Bank, United Nations and the European Union); or (iv) Person acting for or on behalf of any such Governmental Authority or instrumentality thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SURMODICS

SurModics represents and warrants to each Seller as follows:

5.1 Organization of SurModics. SurModics is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Minnesota.

5.2 Authorization of Transactions. SurModics has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement, and each Transaction Document to which SurModics is a party, constitutes the valid and legally binding obligation of SurModics, enforceable (except that enforcement may be limited by the Enforcement Limitations) in accordance with its terms and conditions. SurModics need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority or other third party in order to consummate the Transactions. The execution, delivery, and performance of this Agreement, the Transaction Documents, and all other agreements contemplated hereby have been duly authorized by SurModics, and no other corporate proceedings on the part of SurModics are necessary to authorize this Agreement, the Transaction Documents to which it is a party, and to perform its obligations hereunder or thereunder, or to consummate the Transactions.

5.3 Non-contravention. Neither the execution and delivery of this Agreement or the Transaction Documents to which SurModics is a party, nor the consummation of the Transactions, will (a) violate any Applicable Law or Legal Restriction to which SurModics is subject or any provision of its articles of incorporation or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which SurModics is a party or by which it is bound or to which any of its assets are subject.

5.4 Brokers’ Fees. SurModics has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which any Seller could become liable or obligated.

5.5 Claims and Proceedings. There is no pending or, to the Knowledge of SurModics, threatened Legal Action by or before any Governmental Authority against or relating to SurModics to restrain or prevent the carrying out of the Transactions or that would adversely affect or prevent the purchase and sale of the Shares or otherwise have a material adverse effect on the ability of SurModics to perform its obligation under this Agreement.

5.6 No Knowledge of Claims. Except for the matters described in Schedule 8.1(a)(viii), SurModics does not have Knowledge of any facts or circumstances that are recognized by it to be a breach of a representation or warranty under ARTICLE 3 or ARTICLE 4 of this Agreement for which SurModics currently intends to bring a claim for indemnification under ARTICLE 8 of this Agreement after the Closing.

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ARTICLE 6

CLOSING AND CLOSING DELIVERIES

6.1 Closing. The closing of the Transactions (“Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, USA, commencing at 9:00 a.m. local time on the date hereof (the “Closing Date”). Closing will be effective as of 11:59 p.m. on the Closing Date. All actions to be taken and all documents to be executed or delivered at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. Documents may be delivered at the Closing by electronic delivery, and (except as otherwise agreed) the receiving party may rely on the receipt of such documents so delivered as if the original had been received.

6.2 Closing Deliveries of Sellers. At Closing, Sellers will deliver, or cause to be delivered, to SurModics, the following:

(a) all stock certificates representing the Shares, each duly endorsed in blank or accompanied by an assignment separate from certificate suitable in form to transfer the Shares to SurModics in the records of NorMedix;

(b) the written resignation in a form approved in advance by SurModics or evidence reasonably satisfactory to SurModics of the removal of each officer and director of NorMedix, with each such resignation (or removal) effective no later than immediately prior to the effective time of Closing;

(c) the true, correct and complete minute books of NorMedix, including the stock ledgers and stock records of NorMedix;

(d) true, correct and complete copies of all notices to third parties, and the third-party consents listed on Schedule 6.2(d); and

(e) a release in the form attached as Schedule 6.2(e), duly executed by each Seller;

(f) the Escrow Agreement, duly executed by Sellers Agent and the Escrow Agent;

(g) the Employment Agreements, duly executed by each Key Employee;

(h) a certificate of the Secretary of NorMedix in a form approved in advance by SurModics, dated the Closing Date, certifying that attached thereto is a true, correct and complete certified copy of the Articles of Incorporation of NorMedix; and a true, correct and complete copy of the Bylaws of NorMedix, in each case as are then in full force and effect;

(i) a payoff letter or letter of direction from each Person to whom, at Closing, NorMedix owes any Indebtedness, in each case that states the amount of such Indebtedness and the process for paying off such Indebtedness at or before Closing;

(j) with respect to each of the IRA Sellers, a copy of written instructions by such Seller instructing the custodian of such Seller’s IRA Account to execute all documents and approvals required to fulfill such Seller’s obligations under this Agreement and otherwise in accordance with Section 3.1(b), together with such custodian’s acknowledgement thereof;

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(k) a copy of a consent related to the real property lease set forth on Schedule 4.13(b) and all other third party consents identified as required on any schedule to this Agreement; and

(l) all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by Sellers at Closing.

6.3 Closing Deliveries of SurModics. At Closing, SurModics will deliver, or cause to be delivered, to Sellers Agent, the following:

(a) payment of the Closing Payment pursuant to SECTION 2.2;

(b) the Escrow Agreement, duly executed by SurModics;

(c) the Employment Agreements, duly executed by SurModics;

(d) a certificate of the Secretary of SurModics in a form approved in advance by Sellers Agent, dated the Closing Date, certifying that attached thereto is a true, correct and complete certified copy of the Articles of Incorporation of SurModics; and a true, correct and complete copy of the Bylaws of SurModics, in each case as are then in full force and effect; and

(e) all other documents and items required by any term of this Agreement to be delivered, or caused to be delivered, by SurModics at Closing.

ARTICLE 7

COVENANTS

7.1 Further Assurances. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement will take such further actions (including the execution and delivery of such further instruments and documents) as a party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under ARTICLE 8). Sellers acknowledge and agree that from and after the Closing, SurModics will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to NorMedix, including GMedix LLC, which was merged into NorMedix and any other predecessor company to NorMedix.

7.2 Litigation Support. In the event, and for so long as, any party to this Agreement actively is contesting or defending against any Legal Action in connection with (a) any aspect of the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving NorMedix, the parties to this Agreement will cooperate with the party contesting or defending and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as will be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE 8).

7.3 Transition. No Seller (other than Merit) will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of NorMedix from maintaining the same business relationships with NorMedix after the Closing as it maintained with NorMedix prior to the Closing. Each Seller (other than Merit) will refer all customer inquiries relating to the business of NorMedix to SurModics from and after the Closing.

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7.4 Confidentiality. Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to SurModics or destroy, at the request and option of SurModics, all tangible embodiments (and all copies) of the Confidential Information that are in its possession, except for an electronically archived copy. In the event that a Seller is requested or required pursuant to a written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify SurModics promptly of the request or requirement so that SurModics may seek an appropriate protective order or waive compliance with the provisions of this SECTION 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, that Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller will use its Commercially Reasonable Efforts to obtain, at the request and cost of SurModics, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as SurModics will designate. The foregoing provisions will not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller. This Section 7.4 shall not apply to Confidential Information that a Seller is entitled to possess and/or use as permitted by any contractual relationship or other arrangement between that Seller and NorMedix or any other legally enforceable right (subject, in each case, to any confidentiality obligations contained therein).

7.5 Covenant Not to Compete. To further ensure that SurModics receives the expected benefits of acquiring the Shares, each of the Key Employees hereby agrees that, during the Non-Compete Period, except for the covenants and restrictions contained in SECTION 7.5(d) hereof which will last indefinitely, each of the Key Employees will not at any time directly or indirectly:

(a) own, operate, invest in, lend money to, consult with, render services to, act as agent for, acquire or hold any interest in (i) any business of any nature that competes with any business owned or operated by NorMedix as of the Closing Date or (ii) any corporation, partnership, association or other entity of any nature that owns, operates or has an interest in any business described in the immediately preceding clause (i) (except that nothing herein will prohibit any Seller from owning not more than one percent of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

(b) solicit, request, advise or induce any present or potential customer, supplier or other business contact of NorMedix to cancel, curtail or otherwise adversely change its relationship with NorMedix;

(c) criticize or disparage in any manner or by any means (whether written or oral, express or implied) NorMedix or any aspect of NorMedix’s management, policies, operations, products, services, practices or personnel;

(d) use any name to promote a separate business that includes (i) the words “NorMedix” or “GMedix” or any confusingly similar combination or variation of either, in any geographical area or (ii) any other name that implies a connection or affiliation with NorMedix; or

(e) employ or attempt to employ any person who is now or later becomes an officer or employee of NorMedix or otherwise interfere with or disrupt any employment relationship (contractual or other) of NorMedix; provided, however, that the foregoing shall not prohibit a Seller or any of its Affiliates or Subsidiaries from hiring any former employee of NorMedix whose employment with SurModics or NorMedix has been involuntarily terminated.

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7.6 Non-Disclosure; Non-Use. Except as otherwise approved in advance by SurModics in writing or as permitted by any contractual relationship between a Seller and NorMedix or any other legally enforceable right pursuant to which a Seller is permitted to use such information (subject, in each case, to any confidentiality obligations contained therein), no Seller will at any time use, divulge, furnish or make accessible to anyone any Trade Secrets.

7.7 Tax Matters. The following provisions will govern the allocation of responsibility as between SurModics and Sellers for certain Tax matters following the Closing Date:

(a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of NorMedix for the Straddle Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which NorMedix holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of NorMedix for a Straddle Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Responsibility for Filing Tax Returns. Sellers Agent will prepare or cause to be prepared and file or cause to be filed all income Tax Returns for NorMedix for the tax periods ending on or before the Closing Date that have not been filed prior thereto. Such Tax Returns will be prepared in accordance with the past practice of NorMedix (except to the extent otherwise required by Applicable Law). Sellers Agent will provide SurModics a copy of any such Tax Return 20 days before the due date of such Tax Return (as extended). Sellers Agent will make changes to such income Tax Returns that are reasonably requested by SurModics. With respect to any such post-Closing filings for which the Sellers Agent is responsible under this SECTION 7.7(b), SurModics will cause appropriate officers of NorMedix to sign and file such returns on behalf of NorMedix. SurModics will prepare or cause to be prepared and file or cause to be filed all other Tax Returns for NorMedix for all periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns of NorMedix for Straddle Periods. Except to the extent required by Applicable Law, such Tax Returns will be prepared on a basis consistent with the most recent Tax Returns of NorMedix. SurModics will provide a reasonable period of time (at least 10 days) for Sellers Agent to review and comment on each such Tax Return that it prepares pursuant to this SECTION 7.7(b) prior to filing and will make such revisions to such Tax Returns as are reasonably requested by Sellers Agent. SurModics will not, and will not cause or permit NorMedix, to take any action or engage in any transaction outside of the Ordinary Course of Business on the Closing Date after the Closing Date with respect to Tax matters that would impact Tax Returns.

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(c) Cooperation on Tax Matters.

(i) SurModics and Sellers Agent will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 7.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available at no cost on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SurModics agrees (A) to retain all books and records with respect to Tax matters pertinent to NorMedix relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by NorMedix, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Sellers Agent reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Sellers Agent so requests, SurModics will allow Sellers Agent to take possession of a copy of such books and records.

(ii) SurModics and Sellers Agent each further agrees, upon request, to use its Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(iii) SurModics and Sellers Agent each further agrees, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(d) Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving NorMedix will be terminated by NorMedix as of the Closing Date and, after the Closing Date, NorMedix will not be bound thereby or have any Liability thereunder.

(e) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions will be paid by Sellers when due, Sellers Agent will, at Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, SurModics will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(f) Amended Tax Returns. Neither SurModics nor Sellers Agent will, nor will they cause or permit NorMedix to, file an amended Tax Return for NorMedix with respect to any Tax year ending on or before the Closing Date or with respect to any Tax period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of the other party not to be unreasonably withheld. The parties agree to cooperate with respect to any amendments to such Tax Returns.

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(g) Refunds. Any Tax refunds that are received by SurModics or NorMedix, and any amounts credited against Tax to which SurModics or NorMedix becomes entitled, that relate to a Tax period (or portion thereof) ending on or prior to the Closing Date and that are not listed as an asset in the Net Working Capital (as adjusted under SECTION 2.3 of this Agreement) will be for the account of the Sellers, and SurModics will pay over to the Sellers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto, as applicable. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to SurModics or NorMedix of any amount included as a liability in the Net Working Capital (as adjusted under SECTION 2.3 of this Agreement), SurModics will pay such amount to the Sellers Agent within 15 days after receipt or entitlement thereto, as applicable. Notwithstanding the foregoing, the net operating losses of NorMedix will be for the benefit of SurModics and will not be carried back or otherwise produce a refund under this Section.

(g) Consolidated Income Tax Return. SurModics will include NorMedix in its Federal consolidated income Tax Return for Tax periods beginning on the day after the Closing Date.

(h) Expenses/Deductions. For purposes of preparing and filing Tax Returns, SurModics and the Sellers agree that, to the extent permitted by Applicable Law, any deductions attributable to (i) the Transaction Expenses and transaction bonuses or other compensation paid by NorMedix on or before the Closing Date or by SurModics on the Closing Date, and (ii) any unpaid expenses of NorMedix, including any unpaid Transaction Expenses, transaction bonuses or other compensation included in Indebtedness or otherwise accrued or accruable as of the Closing Date shall be deducted on the Tax Return of NorMedix for its Tax period ending on the day before the Closing Date.

(i) SurModics agrees that it will not make an election permitted under Section 338 of the Code on or after the Closing Date.

7.8 IRA Sellers. With respect to each of the IRA Sellers, each of such Sellers will continue to give full and adequate instructions to the custodian of such Seller’s IRA Account as required by the agreements establishing such Seller’s IRA Account to instruct the custodian to fulfill such Seller’s continuing obligations under this Agreement and the transactions contemplated hereby.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Sellers. Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4:

(a) Sellers will, jointly and severally, indemnify, defend and hold harmless SurModics from and against any and all Loss incurred or otherwise received or sustained by SurModics or any of SurModics’ Affiliates or any of SurModics’ or such Affiliates’ respective officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively with SurModics, “SurModics Indemnitees”), in each case to the extent directly or indirectly related to or arising out of any:

(i) breach of any representation or warranty made by Sellers herein (other than under ARTICLE 3), including any inaccuracy in any related Schedule;

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(ii) breach or nonperformance of any covenant or agreement of or to be performed by NorMedix pursuant hereto;

(iii) (A) Taxes (or the non-payment thereof) of NorMedix for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which NorMedix or any predecessor is or was a member on or prior to the Closing Date, (C) Taxes of any Person (other than NorMedix) imposed on NorMedix as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date and, for the Excepted Agreements, for a Pre-Closing Tax Period;

(iv) to the extent not paid under SECTION 2.2(a), any Indebtedness of NorMedix outstanding as of the Closing;

(v) to the extent not paid under SECTION 2.2(b), any Transaction Expenses;

(vi) inaccuracy of Schedule 2.2(a) or 2.2(d) or distribution of the Purchase Price and any Escrow Amount in accordance with the Pro Rata Percentages;

(vii) Legal Action incident to any of the foregoing; and

(viii) the matters disclosed on Schedule 8.1(a)(viii).

(b) Each Seller, severally and not jointly, will indemnify, defend and hold harmless from and against any and all Loss incurred or otherwise sustained by the SurModics Indemnitees, to the extent directly or indirectly related to or arising out of

(i) any breach of any representation or warranty in ARTICLE 3 by that Seller;

(ii) breach or nonperformance of any covenant or agreement of or to be performed by that Seller; or

(iii) fraud, intentional misrepresentations or willful breach by that Seller.

8.2 Indemnification by SurModics. Subject to the other terms of this ARTICLE 8, for the period commencing at the Closing and ending upon the expiration of the applicable periods set forth in SECTION 8.4, SurModics will indemnify, defend and hold harmless each Seller and any of Sellers’ Affiliates and any of Sellers’ or such Affiliates’ respective officers, directors, partners, managers, employees, agents, representatives, successors and assignees (collectively with Sellers, “Sellers Indemnitees”) from and against any and all Loss incurred or otherwise received or sustained by Sellers’ Indemnitees, in each case to the extent directly or indirectly related to or arising out of any:

(a) breach of any representation or warranty made by SurModics herein;

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(b) breach or nonperformance of any covenant or agreement of or to be performed by SurModics pursuant hereto;

(c) fraud, intentional misrepresentation or willful breach by SurModics; or

(d) Legal Action incident to any of the foregoing.

8.3 Certain Limitations. Notwithstanding any other term herein, the following will apply:

(a) Sellers’ Deductible. Sellers will not have any obligation under SECTION 8.1(a)(i), other than regarding any breach of any Special Representation (as to which no deductible will apply), unless and until the aggregate amount of indemnification for which Sellers are obligated thereunder exceeds $25,000 (the “Deductible”), and then only with respect to such excess.

(b) Sellers’ Cap. Sellers’ aggregate obligation under SECTION 8.1(a)(i), other than regarding any breach of any Special Representation (as to which no limitation or cap will apply) will not exceed an amount equal to $1,500,000 (the “Cap”). Further, no Seller will have any liability under ARTICLE 8 of this Agreement to indemnify a SurModics Indemnitee, and no SurModics Indemnitee can make a claim against any Seller to indemnify such Person for any amount in excess of that Seller’s Pro Rata Percentage of any Loss arising under Section 8.1(a) giving rise to such claim, except for indemnification claims based on the fraud of such Seller (provided that a SurModics Indemnitee may recover the full amount of any Loss against the Escrow Account and by offset against any Contingent Consideration in accordance with Section 8.3(f)). In addition, no Seller will have any liability under ARTICLE 8 of this Agreement to indemnify a SurModics Indemnitee, and no SurModics Indemnitee can make a claim against any Seller to indemnify such Person for any amount in excess of Seller’s Pro Rata Percentage of the Purchase Price, except for indemnification claims based on the fraud of such Seller (provided that a SurModics Indemnitee may recover the full amount of any Loss against the Escrow Account and by offset against any Contingent Consideration in accordance with Section 8.3(f)).

(c) SurModics’ Deductible. SurModics will not have any obligation under SECTION 8.2(a), unless and until the aggregate amount of indemnification for which SurModics is obligated thereunder exceeds the Deductible, and then only with respect to such excess.

(d) SurModics’ Cap. SurModics’ obligation under SECTION 8.2(a), in the aggregate, will not exceed an amount equal to the Cap.

(e) Offset. Any of the SurModics Indemnitees may offset any amounts to which they reasonably believe they are entitled under the terms of this Agreement against Contingent Consideration payable by them under SECTION 2.4. Neither the exercise of, nor the failure to exercise, such right of offset will constitute an election of remedies or limit any SurModics Indemnitee in any manner in the enforcement of any other remedies that may be available to it under this Agreement.

(f) Order of Priority with Respect to Satisfaction of Sellers’ Indemnification Obligations. Subject to SECTION 8.3(e), any indemnification of the SurModics Indemnitees under this ARTICLE 8 will first be satisfied by payment from the Escrow Account until the Escrow Account is exhausted or released. If the amounts then-remaining in the Escrow Account are insufficient to satisfy any indemnification claim by any SurModics Indemnitee

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pursuant to this ARTICLE 8, then, subject to the other limitations set forth in this ARTICLE 8, the SurModics Indemnitees may recover the amount of such Losses by offset against any Contingent Consideration then due and owing, and if no such Contingent Consideration is then due and owing, then directly from the Sellers (subject to the other limitations set forth in this ARTICLE 8).

(g) Treatment of Insurance and Tax Benefits. With respect to each indemnification claim, the Indemnified Party (including NorMedix with respect to claims made by SurModics Indemnitees after the Closing Date) shall use reasonable commercial efforts to assert and pursue all claims under all applicable insurance policies, and any Loss that may be recovered by the Indemnified Party with respect to such Loss shall be net of any insurance proceeds received with respect thereto. To the extent that insurance proceeds are collected after a Loss has been settled (including by NorMedix with respect to claims made by SurModics Indemnitees after the Closing Date), the Indemnified Party shall restore the Indemnifying Party to the same economic position as would have existed had such insurance proceeds been collected prior to the settlement of such Loss. In addition, the Losses that may be recovered by an Indemnified Party shall be net of any Tax benefit actually realized by the Indemnified Party (including by NorMedix with respect to claims made by SurModics Indemnitees after the Closing Date) as a result of the facts and circumstances giving rise to the liability of the Indemnifying Party.

(h) Right of Subrogation. If any Loss for which an Indemnifying Party is responsible or allegedly responsible under this ARTICLE 8 is recoverable or reasonably likely to be recoverable against any third party at the time that payment is due hereunder, the Indemnified Party shall assign any and all rights that it may have to recover such Loss to the Indemnifying Party or, if such rights are not assignable for any reason, the Indemnified Party shall use reasonable commercial efforts to collect any and all such Loss on account thereof from such third party for the benefit of the Indemnifying Party. The Indemnified Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement (net of reasonable costs and expenses incurred by the Indemnified Party to recover such amount) to the extent such amount is subsequently paid to the Indemnified Party by any Person other than the Indemnifying Party.

(i) Duty to Mitigate. SurModics shall take and shall cause its Affiliates (including NorMedix) to take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event which would give rise thereto.

(k) Disclaimer of Certain Damages. Notwithstanding anything contained herein to the contrary, no Person shall be liable to any other Person for any exemplary or punitive damages of such other Person relating to the breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement and the agreements and documents executed in connection herewith.

8.4 Certain Survival Periods.

(a) Representations and Warranties. Each representation and warranty contained herein (and in any related schedule) will survive the Closing and will remain in full force and effect for a period of 18 months after the Closing Date, except that each Special Representation (and related Schedule) will survive until all Liabilities hereunder relating thereto

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are barred by all applicable statutes of limitation. “Special Representation” means any representation or warranty in ARTICLE 3 or in SECTIONS 4.1 (Organization, Qualification and Power), 4.2 (Capitalization), 4.3 (Subsidiaries), 4.5 (Broker’s Fees), 4.12 (Tax Matters), 5.1 (Organization of SurModics), 5.2 (Authorization of Transaction) or 5.4 (Broker’s Fees) hereof, or any representation or warranty fraudulently made or otherwise made with the intent to deceive or otherwise mislead (and, in each case, any related schedule).

(b) Survival Until Final Determination. For each claim for indemnification under this Agreement regarding a breach of a representation or warranty (or related Schedule) that is made prior to expiration of the survival period for such representation or warranty (as set forth in SECTION 8.4(a)), such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

(c) Survival of Other Terms. Except as provided in the preceding terms of this SECTION 8.4 regarding representations and warranties, each covenant or agreement contained herein, and all associated rights under this ARTICLE 8, will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.

8.5 Claim Procedure.

(a) A party that seeks indemnity under this ARTICLE 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item and the basis for each such disputed item.

(c) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of SECTION 9.13.

(e) If any SurModics Indemnitee is the Indemnified Party with respect to any claim for indemnification pursuant to this ARTICLE 8, the parties will contemporaneously deliver to the Escrow Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f) Any indemnification payment under this ARTICLE 8 will be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated by the Indemnified Party. Such indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to SECTION 8.5(c) if an Objection Notice has not been timely delivered in accordance with SECTION 8.5(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final judgment of a court having jurisdiction over such proceeding as permitted by SECTION 9.13 if an Objection Notice has been timely delivered in accordance with SECTION 8.5(b).

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8.6 Third Party Claims.

(a) If the Indemnified Party seeks indemnity under this ARTICLE 8 in respect of, arising out of or involving a claim or demand, whether or not involving a Legal Action, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Legal Action relating to such Third Party Claim within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.

(b) Within 30 days after the Indemnified Party’s delivery of a Claim Notice under this SECTION 8.6 (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights), the Indemnifying Party may assume control of the defense of such Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party. However, if a Seller is the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (i) involving criminal liability, (ii) in which any relief other than monetary damages is sought against the Indemnified Party or (iii) in which the outcome of any judgment or settlement in the matter could reasonably be expected to adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (i) – (iii), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with SECTION 8.6(b), the

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Indemnified Party will have the right to control the defense of the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Legal Actions (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.

(d) Neither the Indemnifying Party nor the Indemnified Party will agree to any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim without the prior written consent of the other party, which consent the other party will not unreasonably withhold or delay. Neither the Indemnified Party nor the Indemnifying Party will have any Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any Third Party Claim effected without its consent.

8.7 Effect of Purchase Price Adjustment; No Duplication of Recovery. Any Loss that would otherwise entitle a Party to indemnification hereunder will be offset to the extent (but only to the extent) such Loss is (i) reflected as a Liability on the Closing Balance Sheet or (ii) deducted from the Closing Payment as a result of being deemed to be Indebtedness or a Transaction Expense or otherwise, such that Sellers shall not be obligated to indemnify any SurModics Indemnitees from and against any Loss as a result of, or based upon or arising from, any claim or Liability to the extent the same is taken into account as a Liability in determining the Net Working Capital Adjustment or the Closing Payment. No SurModics Indemnitee or Sellers Indemnitee may recover duplicative Losses in respect of a single set of facts or circumstances, taking into account for these purposes the amounts collected by all SurModics Indemnitees or Sellers Indemnitees, as applicable, under or in connection with this Agreement.

8.8 Specific Performance. Each party to this Agreement acknowledges and agrees that each other party would be damaged irreparably in the event any term of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party will be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms hereof in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, each party acknowledges that the business of NorMedix is unique and recognizes and affirms that in the event any Seller breaches SECTIONS 7.4, 7.5 or 7.6 of this Agreement, money damages may be inadequate and SurModics would have no adequate remedy at law, so that SurModics will have the right, in addition to any other rights and remedies existing in its favor, to seek enforcement of its rights and each other party’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive or other equitable relief.

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8.9 Effect of Investigation. The representations, warranties and covenants of each party and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of his, her or its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.

8.10 Exclusive Remedy. Notwithstanding any other term herein, except with respect to claims (a) for equitable relief, (b) for fraud, intentional misrepresentation, or willful breach, or (c) relating to the Net Working Capital Adjustment that are resolved under SECTION 2.3, the terms in this ARTICLE 8 set forth the sole and exclusive remedies for the matters in this Agreement, including for breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE 9

CERTAIN ADDITIONAL TERMS

9.1 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;

(b) words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.

(c) terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;

(d) unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;

(f) “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;

(g) unless expressly stated herein to the contrary, reference to an agreement, instrument or other document, including this Agreement, will be deemed to refer as well to each addendum, exhibit, schedule or amendment thereto;

(h) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

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(i) all dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

(j) each Party was, or had ample opportunity to be, represented by legal counsel in connection with this Agreement and each Party and each Party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be employed in the interpretation hereof; and

(k) each representation, warranty, covenant and agreement herein will have independent significance, and if any Party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached will not detract from or mitigate the fact that such Party is in breach of such first representation, warranty, covenant or agreement.

9.2 Press Releases and Public Announcements. No Seller will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of SurModics.

9.3 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement (including the Schedules, the Transaction Documents, and other documents referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.5 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

9.6 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

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9.7 Notices. All notices and other required communications under this Agreement must be in writing and are only deemed duly delivered (a) when delivered, if delivered personally or by nationally recognized overnight courier service (costs prepaid), or (b) when sent, if sent by email or facsimile (or, the first Business Day following such transmission if the transmission is not during normal business hours of the recipient on a Business Day), provided that confirmation of the transmission that is not automatically generated is received from the recipient; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

(a) if to SurModics:

SurModics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota USA 55344-3523

Attention: Gary R. Maharaj

Facsimile No.: (952) 500-7001

Email: gmaharaj@surmodics.com

with a copy to:

SurModics, Inc.

9924 West 74th Street

Eden Prairie, Minnesota USA 55344-3523

Attention: Bryan K. Phillips

Facsimile No.: (952) 500-7001

Email: bphillips@surmodics.com

and a copy to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota USA 55402

Attention: Nicole J. Leimer

Facsimile No.: (612) 766-1600

Email: nicole.leimer@faegrebd.com

(b) if to any Seller, to the Sellers Agent at the following address:

18400 31st Av N

Plymouth, MN 55447

with a copy to:

Gray Plant Mooty

500 IDS Center

80South Eighth Street

Minneapolis, Minnesota USA 55402

Attention: Max Bremer

Facsimile No.: (612) 632-4056

Email: maxwell.bremer@gpmlaw.com

Stock Purchase Agreement	Page 42

with a copy to:

Merit Medical Systems, Inc.

1600 W. Merit Parkway

South Jordan, UT 840095

Attn: Chief Executive Officer

And a copy to Merit Medical Systems, Inc. at the same address, but to the attention of the Chief Legal Officer

9.8 Governing Law. Unless any exhibit or Schedule specifies a different choice of law, the internal laws of the State of Minnesota (without giving effect to any choice or conflict of law provision or rule) shall govern all matters arising out of or relating to this Agreement and its exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.

9.9 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by SurModics and Sellers Agent. No waiver by any party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the party making such waiver nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

9.10 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

9.11 Expenses. SurModics, on one hand, and Sellers, on the other hand, will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transactions; provided that Sellers will also bear the costs and expenses of NorMedix (including all of its legal fees and expenses) accrued or incurred up to and including the Closing in connection with this Agreement and the Transactions.

9.12 Exhibits and Schedules. The exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Schedules are arranged in sections, subsections, and paragraphs corresponding to the numbered and lettered sections, subsections, and paragraphs of this Agreement to which each Schedule relates. Certain information is contained in the Schedules solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or otherwise material regarding such Person. Any matter disclosed in any section, subsection, or paragraph of the Schedules will not be disclosed against any other section, subsection, or

Stock Purchase Agreement	Page 43

paragraph of this Agreement unless the relevance of such disclosure to such other section, subsection, or paragraph is reasonably apparent on the face of the disclosure, without the need to examine any underlying or incorporated document.

9.13 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Minnesota, County of Hennepin. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in SECTION 9.7. Nothing in this Section 9.13, however, affects the right of any party to serve legal process in any other manner permitted by law.

(b) Each of the parties knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of any party to this Agreement in negotiation, administration, performance or enforcement of this Agreement.

9.14 Appointment of Sellers Agent.

(a) Each Seller hereby irrevocably appoints Sellers Agent as its true and lawful agent and attorney-in-fact, with full power of substitution, with full power and authority to act for and on behalf of such Seller for all purposes of this Agreement and the Transaction Documents, and with respect to the consummation of the Transactions, agrees to be bound by the provisions of this Agreement or other such agreements and the terms of such transactions. Sellers Agent hereby accepts such appointment. Sellers Agent may take any and all actions that it believes are reasonably necessary or appropriate under this Agreement and the Transaction Documents, including interpreting all of the terms and provisions of this Agreement and the Transaction Documents. Each Seller acknowledges and agrees that Sellers Agent, pursuant to this Agreement, has the exclusive authority to act on its behalf in connection with this Agreement, the Transaction Documents and other transaction documents and related matters, including (i) the receipt from SurModics of all payments made by SurModics to any Seller, (ii) authorization of payments to be made by Sellers or the Sellers Agent under this Agreement or any Transaction Document, (iii) distribution of all payments and amounts to Sellers, (iv) the giving and receiving of notices to be given or received by any Seller, (v) the right to resolve, settle, defend, or dispute any claims made by SurModics under this Agreement, including with respect to any adjustments to the Purchase Price pursuant to SECTION 2.3 and any claims by SurModics for indemnification under this Agreement, or take any actions and exercise such other power, rights and authority as set forth herein, (vi) the right to retain legal counsel and to engage accountants with respect to matters regarding this Agreement and related documents, (vii) the right to waive any condition or provision of this Agreement and to take any other action under this Agreement, including amending this Agreement in any respect on behalf of such Seller, and (viii) taking any and all other actions specified in or contemplated by this Agreement or any Transaction Document. All decisions and actions by Sellers Agent permitted by this Agreement shall be binding upon all Sellers, and no Seller shall have any right to object, dissent, protest or

Stock Purchase Agreement	Page 44

otherwise contest the same and all Sellers agree to be jointly and severally liable therefor. SurModics shall be entitled to deal with and rely conclusively on Sellers Agent as provided herein as if, and with the same effect as if, Sellers Agent constituted all of the Sellers. Upon the death or resignation of the Sellers Agent appointed hereby, Sellers shall appoint a replacement Sellers Agent who shall possess and assume the rights, powers, duties and obligations of Sellers Agent with the same effect as though such substitute representative had originally been the Sellers Agent under this Agreement.

(b) A decision, act, consent or instruction of the Sellers Agent with respect to the matters regarding the Escrow Account shall constitute a decision of all Sellers and shall be final, binding and conclusive and the SurModics Indemnitees may rely upon any such decision, act, consent or instruction of Sellers Agent as being the decision, act, consent or instruction of each Seller. The SurModics Indemnitees are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers Agent.

(c) Sellers Agent will not have any liability whatsoever to any Seller or any Person claiming by, through or under any Seller, for or in respect of any of its acts or omissions which are not contrary to the provisions of this SECTION 9.14, except only for its willful misconduct or gross negligence. Each Seller, jointly and severally, will indemnify the Sellers Agent from and against any and all loss, liability or expense incurred on the part of the Sellers Agent and arising out of or in connection with its duties as Sellers Agent or the exercise or non-exercise of its approval rights, as the case may be, including the reasonable costs and expenses incurred by the Sellers Agent in defending against any claim or liability in connection herewith, and its actual out-of-pocket expenses incurred in performing its duties as such, so long as such performance of its duties or exercise or non-exercise of its approval rights did not involve gross negligence or willful misconduct and it was not contrary to the provisions of this SECTION 9.14.

(d) Sellers Agent shall treat confidentially and shall not disclose, except in connection with enforcing its rights under this Agreement and any Transaction Document, any nonpublic information provided by or on behalf of SurModics or any of its Affiliates or concerning any indemnification claim to anyone (except to Sellers Agent’s attorneys, accountants or other advisers, to Sellers, and on a need-to-know basis to other individuals who agree to keep such information confidential).

(e) Any action taken by Sellers Agent pursuant to the authority granted in this SECTION 9.14 shall be effective and absolutely binding as the action of Sellers and Sellers Agent under this Agreement and the Transaction Documents.

(f) SurModics shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by, and the actions of, or the failure to act by, Sellers Agent. SurModics shall not be liable to any Seller for Losses sustained by any such Person, arising out of or related to the performance of, or failure to perform by, Sellers Agent of its obligations set forth in this Agreement, as applicable, nor shall the actions of, or the failure to act by, Sellers Agent be used as a defense against any claim for Losses made by a SurModics Indemnitee pursuant to this Agreement.

Stock Purchase Agreement	Page 45

ARTICLE 10

DEFINITIONS

“Adjustment Certificate” is defined in SECTION 2.3(b).

“Adjustment Determination” is defined in SECTION 2.3(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Applicable Laws regarding tax matters.

“Agreement” is defined in the preamble of this Agreement.

“Anticorruption Laws” is defined in SECTION 4.28(a).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority (including the United States Food and Drug Administration and any EU Regulatory Entity). Unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

“Annual Financial Statements” is defined in SECTION 4.8(a).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day other than a Saturday, Sunday or a day that banks in the State of Minnesota are not generally authorized or required by Applicable Law to be open.

“Cap” is defined in SECTION 8.3(b).

“Claim Notice” is defined in SECTION 8.5(a).

“Claiming Party” is defined in SECTION 8.5(a).

“Closing” is defined in SECTION 6.1.

“Closing Balance Sheet” is defined in SECTION 2.3(a).

“Closing Date” is defined in SECTION 6.1.

“Closing Payment” is defined in SECTION 2.1.

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“COBRA” means the health coverage continuation requirements reflected in Code section 4980B and ERISA sections 601 through 606, as added by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state law requiring continuation coverage.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to expeditiously achieve such result; provided, however, that a Person required to use Commercially Reasonable Efforts under or in connection with this Agreement shall not be thereby required to take action that would result in a material adverse change in the benefit to such Person under this Agreement or any Transactions (in each case, taken as a whole) or to dispose of any material portion of, or make any material change to, its business.

“Confidential Information” means all confidential information of or relating to NorMedix that is not otherwise publicly disclosed or generally available (other than as a result of a disclosure by NorMedix or a Seller), including information entrusted to NorMedix by others. Without limiting the generality of the foregoing, Confidential Information includes: (i) customer lists, lists of potential customers and details of agreements with customers; (ii) acquisition, expansion, marketing, financial and other business information and plans; (iii) research and development; (iv) Intellectual Property, except as published in the normal course of prosecution by a patent office or other agency; (v) sources of supplies; (vi) identity of specialized consultants and contractors and Confidential Information developed by them; (vii) purchasing, operating and other cost data; (viii) special customer needs, cost and pricing data; (ix) employee information; and (x) information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.

“Contingent Consideration” is defined in SECTION 2.1.

“Contract” means any contract, agreement, arrangement, purchase order, license or use agreement, lease (whether a lease for real estate, a capital lease, an operating lease or other), instrument, note or other binding obligation or commitment, in each case whether oral or written.

“Controlling Party” is defined in SECTION 8.6(c).

“Deductible” is defined in SECTION 8.3(a).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit scheme, plan, program or arrangement of any kind, including any stock option or ownership plan, stock appreciation rights plan, phantom stock plan, executive compensation plan, bonus, incentive compensation, deferred compensation or profit-sharing plan, save-as-you-earn (SAYE) plan, or any vacation, holiday, sick leave, fringe benefit or group health, welfare, disability, or life insurance plan.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreements” means the employment agreements by and between SurModics and each of the Key Employees, to be entered into effective upon Closing.

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“Enforcement Limitations” means any applicable bankruptcy, fraudulent transfer, reorganization, insolvency, moratorium or other similar Applicable Law from time to time in effect affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice by a Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from (i) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned or leased by NorMedix or (ii) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all Applicable Laws relating to pollution, compensation for damage or injury caused by pollution, or protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with NorMedix for purposes of Code Section 414.

“Escrow Account” is defined in SECTION 2.2(c).

“Escrow Agent” is defined in SECTION 2.2(c).

“Escrow Agreement” is defined in SECTION 2.2(c).

“Escrow Amount” is defined in SECTION 2.2(c).

“EU Regulatory Entity” means (a) the body which has the authority to act on behalf of a European Union (EU) member state to ensure that the requirements of the medical device directives are carried out in that particular member state (a “competent authority”), (b) a certification organization, which the competent authority of an EU member state designates to carry out one or more of the conformity assessment procedures according to the medical device directives, and (c) other comparable governmental or non-governmental regulatory entities of an EU member state.

“Excepted Agreements” is defined in Section 4.12(e).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Financial Statements” is defined in SECTION 4.8(a).

“Food and Drug Laws” means the all Applicable Laws governing the development, testing, manufacturing, marketing, sale storage, transport or distribution of NorMedix’s products, medical devices or components of medical devices.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Official” is defined in SECTION 4.28(d).

“Governmental Authority” means, wherever located, any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, administration, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or Person exercising any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power. Without limiting the foregoing, “Governmental Authority” includes (i) the United States Food and Drug Administration and (ii) all EU Regulatory Entities.

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“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances, and materials regulated by any Environmental Law.

“Health Care Laws” means all Applicable Laws relating to fraud and abuse, referrals, and interactions with healthcare professionals and reporting thereof.

“Improvements” is defined in SECTION 4.13(d).

“Indebtedness” means, with respect to any Person, all indebtedness of such Person for borrowed money or the deferred purchase price of property or services (excluding trade payables and other accrued current liabilities arising in the ordinary course of business), obligations of such Person evidenced by bonds, notes, indentures or similar instruments, obligations of such Person under interest rate Contracts, currency hedging Contracts, commodity price protection Contracts or similar hedging Contracts, capital lease obligations of such Person, and redeemable capital stock of such Person.

“Indemnifying Party” is defined in SECTION 8.5(a).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, patent disclosures, inventor’s certificates, industrial property rights, and all similar rights, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (c) all copyrightable works and copyrights, and all moral rights, applications, registrations and renewals in connection therewith; (d) all mask works and database rights and all applications, registrations and renewals in connection therewith; (e) all Trade Secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases and related documentation); (g) all advertising and promotional materials; (h) all other intellectual property or proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“IRA Account” is defined in the Recitals.

“IRA Seller(s)” is defined in the Recitals.

“Key Employees” means Gregg Sutton and Jeff Welch.

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual, (b) with respect to NorMedix, the actual knowledge of any of Key Employees, and those matters that would reasonably be expected to be known by such persons based on their positions with NorMedix, (c) with respect to SurModics for purposes of SECTION 5.6, the actual

Stock Purchase Agreement	Page 49

knowledge of Bryan Phillips, Timothy Arens and Andrew LaFrence or (d) with respect to any other entity, the actual knowledge of the directors and officers of such entity (or persons performing similar functions).

“Lease” is defined in SECTION 4.13(b).

“Leased Real Property” is defined in SECTION 4.13(b).

“Legal Action” means any action, suit, proceeding, arbitration, hearing, investigation, charge, complaint, claim, demand or similar action.

“Legal Restriction” means any injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means all liens, security interests, pledges, encumbrances or clouds on title of any nature whatsoever, other than liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings.

“Loss” means any claim, loss, fine, penalty, cost or expense (including reasonable attorneys’ fees or expenses) or damage.

“Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes, effects or circumstances, has or could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets or results of operations of NorMedix (taken as a whole), provided, however, that none of the following shall be deemed to constitute, and none of the following (or the effects thereof) shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions or developments, (b) national or international political or social conditions or developments, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) general conditions or developments affecting the medical device business, (d) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes resulting from action taken as a result of changes in Legal Requirements, (f) the negotiation, execution and delivery of this Agreement, the identity or business plans of SurModics or its Affiliates, or the announcement or consummation of the transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees or any employee of NorMedix by reason of resignation, retirement, death or permanent disability or (g) the taking of any action contemplated by the Transaction Documents.

“Merit” means Merit Medical Systems, Inc., as one of the Sellers.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

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“Most Recent Financial Statements” is defined in SECTION 4.8(a).

“Most Recent Fiscal Month End” is defined in SECTION 4.8(a).

“Most Recent Fiscal Year End” is defined in SECTION 4.8(a).

“Net Working Capital” is defined in SECTION 2.3(b).

“Net Working Capital Adjustment” is defined in SECTION 2.3(b).

“Non-Compete Period” means the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date.

“Noncontrolling Party” is defined in SECTION 8.6(c).

“NorMedix” is defined in the Recitals.

“Objection Notice” is defined in SECTION 8.5(b)(ii).

“Ordinary Course of Business” means an action (which includes, for this definition, a failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past customs and practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken (or not taken) without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority) or shareholders of such Person.

“Permits” is defined in SECTION 4.11(a).

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Pro Rata Percentage” means, as to a Seller, the percentage set forth opposite such Seller’s name in Schedule 2.1.

“Purchase Price” is defined in SECTION 2.1.

“Real Property” is defined in SECTION 4.13(c).

“Real Property Laws” is defined in SECTION 4.13(f).

“Real Property Permits” is defined in SECTION 4.13(h).

“Registrations” means any governmental authorization that is required for the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of NorMedix’s products (including premarket notifications or 510(k) clearances; pre-market approvals; investigational device exemptions; product recertifications; manufacturing licenses, approvals and authorizations; CE Marks; pricing and reimbursement approvals; labeling approvals; distributor or wholesale licenses or Permits; establishment registration, product listings and their foreign equivalents).

“Replacement Product” means a product that SurModics intends to be a replacement of or substitute for a Strategic Product or any other product or service that SurModics and Sellers Agent mutually agree is a replacement of or substitute for a Strategic Product.

“Schedules” is defined in ARTICLE 4.

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“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the preamble of this Agreement.

“Sellers Agent” is defined in the preamble of this Agreement.

“Shares” is defined in the Recitals.

“Special Claims” is defined in SECTION 8.6(b).

“Special Representation” is defined in SECTION 8.4(a).

“Straddle Period” is defined in SECTION 7.7(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, at least 20% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), at least 20% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own at least a 20% ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated at least 20% of such business entity’s gains or losses or will be or control any managing member, director or general partner of such business entity (other than a corporation). The term “Subsidiary” includes all direct and indirect Subsidiaries of such Subsidiary.

“SurModics” is defined in the preamble of this Agreement.

“SurModics Indemnitees” is defined in SECTION 8.1.

“Target Working Capital” means negative Eighteen Thousand Two Hundred Twenty Dollars and Twenty Cents (-$18,220.20).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” is defined in SECTION 8.6(a).

“Trade Sanction Customer” means any customer of NorMedix located in Cuba, Iran, North Korea, Sudan, or Syria.

“Trade Secret” means any asset or information (including a formula, pattern, compilation, program, device, method, technique, or process) of NorMedix that derives independent economic value, actual or potential, from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use.

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“Transaction Documents” means the Escrow Agreement, the Employment Agreements, the releases described in SECTION 6.2(e), and the other documents, certificates, and instruments delivered in connection with this Agreement.

“Transaction Expenses” means all of NorMedix’s or any Seller’s expenses, fees, or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’, and other advisors’ fees and expenses that have not been paid in full in cash as of the close of business on the day immediately preceding the Closing Date. Without limiting the foregoing, Transaction Expenses includes all expenses or payments incurred or payable to employees in connection with the consummation of the Transactions.

“Transactions” is defined in SECTION 3.2.

[Remainder of page left intentionally blank - signature page follows]

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IN WITNESS WHEREOF, each party has executed this Stock Purchase Agreement effective as of the date first written above.

BUYER:
SURMODICS, INC.

/s/ Gary R. Maharaj
By:	Gary R. Maharaj
Its:	President and Chief Executive Officer

Stock Purchase Agreement	Signature Page S-1

SELLERS:

/s/ Gregg S. Sutton
Gregg S. Sutton

New Direction IRA, FBO Jeffrey Welch Roth IRA

/s/ Kong Thao
By:	Kong Thao
Its:	Authorized Signature

Merit Medical Systems, Inc.

/s/ Fred Lampropoulos
By:	Fred Lampropoulos
Its:	Chairman and Chief Executive Officer

Haldeman & Frazier, Inc. Retirement Plan

/s/ Kevin Frazier
By:	Kevin Frazier
Its:	Trustee

/s/ Adam Sutton
Adam Sutton

/s/ John G. Ganske, M.D.
John G. Ganske, M.D.

/s/ Jeffrey M. Welch
Jeffrey M. Welch

/s/ Rafael Bustos and /s/ Amy Bustos
Rafael and Amy Bustos

Stock Purchase Agreement	Signature Page S-2

New Direction IRA, FBO Richard Weinberger IRA

/s/ Kong Thao
By:	Kong Thao
Its:	Authorized Signature

/s/ Karl Ganske
Karl Ganske

/s/ Mary Wettstrom
Mary Wettstrom

/s/ Ann Babl
Ann Babl

/s/ Amy Raatikka
Amy Raatikka

/s/ Richard W. Larson
Richard W. Larson

/s/ Brian L. Novotny
Brian L. Novotny

/s/ Diane Jahn
Diane Jahn

The Helmer Group, LLC

/s/ Greg Helmer
By:	Greg Helmer
Its:	President

Stock Purchase Agreement	Signature Page S-3